Exhibit 4.16

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (the “Agreement”) is made by and between General Electric Company, a New York Corporation (“GEUS”) and GE Medical Systems Israel Ltd. (“GEMSI”) (collectively “GE”) on the one hand, and Orbotech Ltd. (“Orbotech”) and Orbotech Medical Solutions Ltd. (“OMS”) (collectively “Orbotech”), on the other hand (each, a “Party,” and together, the “Parties”). GE and Orbotech desire to fully and finally resolve and settle any and all claims they have or may have against each other related directly or indirectly to their business relations up to and including the date hereof, including, without limitation, related to Orbotech’s agreement to supply CZT modules for use in medical scanners, the complaint filed by GE in the District Court for the Central District of Israel, File no. 18789-11-09 (the “Complaint” and the “Court”), and to the “Master Agreement”, attached as Annex 2 to the Complaint and the schedules to the Master Agreement (“the Dispute”), upon the terms and conditions set forth below.

R E C I T A L S

WHEREAS, each Party has allegations towards the other regarding the Dispute, and wishes to waive all its rights and allegations as set forth in this Agreement below.

NOW, THEREFORE, the Parties agree as follows:

1.	Consideration.

Concurrently with the execution of this Agreement, GE and Orbotech shall complete the closing obligations of a separate purchase agreement, whereby GE shall purchase and Orbotech shall sell certain assets related to CZT module production. This separate purchase agreement is not made a part of this Agreement, and its terms are to be treated separately. The Parties agree, covenant and acknowledge that this Agreement is independent of the separate purchase agreement and that there is full and valid consideration for the obligations, rights and terms contained in this Agreement.

2.	Force of a Judgment.

Within five days of execution of this Agreement:

(a)The Parties will file with the Court a joint application in the form attached hereto as Annex “A” to give this Agreement the force of a judgment; and

(b) The Parties shall notify Dr. Lipa Meir of their agreement to withdraw their claims against each other.

3.	Complete Release By Orbotech.

In exchange for the benefits provided pursuant to this Agreement, Orbotech knowingly and voluntarily waives and releases all rights and claims, known and unknown, which they may have against GE, or any of their past, present, or future parents, subsidiaries, affiliated companies or entities (including, but not limited to, affiliated partnerships and joint ventures), predecessors, successors, assigns, partners, officers, trustees, directors, managers, employees, attorneys, insurers, agents, or representatives relating to the Dispute, or which could have been or could be alleged in the Dispute.

4.	Complete Release by GE.

In exchange for the benefits provided pursuant to this Agreement, GE knowingly and voluntarily waives and releases all rights and claims, known and unknown, which they may have against Orbotech, or any of their past, present, or future parents, subsidiaries, affiliated companies or entities (including, but not limited to, affiliated partnerships and joint ventures), predecessors, successors, assigns, partners, officers, trustees, directors, managers, employees, attorneys, insurers, agents, or representatives relating to the Dispute, or which could have been or could be alleged in the Dispute. Without derogating from the aforesaid, the parties hereby agree that the Complaint will be dismissed with prejudice.

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5.	Release of Unknown Claims.

GE and Orbotech acknowledge that they might hereafter discover facts different from or in addition to those they now know or believe to be true with respect to a claim or claims released herein, and GE and Orbotech expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different discovered facts, or any change in circumstances. GE and Orbotech acknowledge and agree that as a condition of this Agreement, they expressly release all rights and claims that they know about, as well as those they may not know about, relating to the Dispute, to the full extent authorized by law.

6.	Covenant Not to Sue

The Parties, on their own behalf and on behalf of their respective affiliates, agree that they shall not hereafter commence, join in, assist, or in any manner seek relief through any suit or agency proceeding arising out of, based upon, or relating to any of the claims released herein. Each Party hereto agrees to indemnify the other from and against any and all losses, costs, damages, fees or expenses (including attorney’s fees and costs) arising out of any action brought against the other Party by itself and/or any of its affiliates related to or in respect of any released matter.

7.	Non-Admission of Liability.

GE and Orbotech acknowledge that they are entering into this Agreement in order to terminate all aspects of the Dispute in an orderly and amicable manner. Neither the release of rights nor the signing of this Agreement will constitute or should be construed as an admission that any Party has done anything wrong or has any liability to any other Party.

8.	Consequences of Violation of Agreement.

If any Party violates its promises herein and initiates any administrative proceeding, lawsuit, or other legal or equitable proceeding based upon claims that the Party has released in this Agreement, or if any Party violates any other provision in this Agreement, the prevailing Party or Parties shall be entitled to recover its fees, costs and expenses, including administrative fees, arbitrators’ fees and expenses, and attorneys’ fees and expenses, without derogating from any other relief or remedy provided by applicable law.

9.	Consultation With Attorney; Knowing and Voluntary Waiver.

The Parties acknowledge that they have consulted with an attorney before signing this Agreement and that this Agreement is the product of arms’ length negotiations. All Parties represent, understand, and agree that they have thoroughly discussed this Agreement and their rights with their own attorneys to the full extent they wished to do so before signing this Agreement and that they may be waiving legal claims by signing this Agreement.

10.	Ownership and Non-Assignment of Claims.

The Parties represent and agree that they are the lawful owners of all rights, title, and interest in and to any of the claims that they have released in this Agreement, and have not assigned or transferred, or attempted to have assigned or transferred, to any person or entity, any of the claims that they have released in this Agreement.

11.	Costs and Attorneys’ Fees.

Each Party shall be responsible for payments of its own respective costs and fees, (including attorneys’ fees) in connection with the Dispute.

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12.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel (without regard to its conflicts of law rules).

13.	Dispute Resolution.

Each of the Parties agrees that any request for equitable relief (including interim relief) by any Party, any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any law shall be resolved by the courts in the Tel Aviv District in the State of Israel and the appellate courts having jurisdiction with respect to appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally:

submits for itself and its property in any proceedings relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts in the Tel Aviv District in the State of Israel, and appellate courts having jurisdiction with respect to appeals from any of the foregoing, and agrees that all claims in respect of any such proceedings shall be heard and determined in such Israeli court;

consents that any such proceedings may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it.

Each of the Parties further irrevocably and unconditionally agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Israel.

14.	Successors.

This Agreement shall be binding upon the Parties, upon their heirs, representatives, executors, administrators, successors, and assigns, past, present, or future subsidiaries, affiliated companies or entities, officers, trustees, directors, managers, employees, attorneys, agents, or representatives, and shall inure to the benefit of the Parties and others released herein, and to their respective heirs, representatives, executors, administrators, successors, and assigns, past, present, or future subsidiaries, affiliated companies or entities, officers, trustees, directors, managers, employees, attorneys, agents, or representatives.

15.	Severability.

The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other paragraphs shall remain fully valid and enforceable.

16.	Execution in Counterparts.

This Agreement may be executed in counterparts and separate signature pages. A facsimile copy of the signature is as valid as the original.

17.	Entire Agreement.

This Agreement is the entire agreement between GE and Orbotech with respect to the subject matter hereof. It includes all of the terms, promises, representations, and understandings made by the Parties, and it supersedes

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any earlier written or oral representations, understandings, or agreements between the Parties. The Parties represent and agree that no promises, statements, or inducements have been made to them which caused them to sign this Agreement other than those which are expressly stated in this Agreement. This Agreement may not be amended, modified, or waived in any way except by a writing signed by all Parties.

18.	Authority to Execute.

All Parties represent that the person signing this Agreement has the authority to do so on that Party’s behalf. In addition, all Parties represent that they have the authority to enter into the promises and agreements set forth in this Agreement.

[SIGNATURE PAGES TO FOLLOW]

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EACH PARTY ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL, HAS HAD SUFFICIENT TIME IN WHICH TO CONSIDER THIS AGREEMENT, HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

Dated: , 2011	General Electric Company

By: /S/
Its:

Dated: , 2011	GE Medical Systems Israel Ltd.

By: /S/

Its:

Dated: , 2011	Orbotech Ltd.

By: /S/

Its:

Dated: , 2011	Orbotech Medical Solutions Ltd.

By: /S/

Its:

APPROVED AS TO FORM AND CONTENT:

Dated: , 2011	PAUL, HASTINGS, JANOFSKY & WALKER LLP

By: /S/

Kurt W. Hansson
Attorneys for General Electric Company and GE Medical Systems Israel Ltd.

Dated: , 2011	TULCHINSKY STERN MARCIANO COHEN LEVITSKY & CO.

By: /S/

Attorneys for Orbotech Ltd. and Orbotech Medical Solutions, Ltd.

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